Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit 10.9

ONSHORE DRILLING CONTRACT

BETWEEN

SWEETPEA PETROLEUM PTY LTD

AND

HELMERICH & PAYNE INTERNATIONAL

HOLDINGS, LLC

TABLE OF CONTENTS

PART I: PRELIMINARY CONDITIONS		4
1.	Definitions.	4
2.	Contract Documents	10
3.	Object of Contract	10
4.	Term of Contract	10
PART II: OBLIGATIONS OF CONTRACTOR		11
5.	Contractor’s Qualification to do Business	11
6.	Compliance with Laws	11
7.	Independent Contractor	14
8.	Contractor’s Standard of Performance	14
9.	Contractor’s Personnel	15
10.	Contractor’s Equipment	17
11.	Safety	20
12.	Confidentiality	20
13.	Records and Reports	21
14.	Job Cleanliness	21
15.	Modern Slavery	22
16.	Privacy	22
PART III: PERFORMANCE OF WORK		22
17.	Commencement Date	22
18.	Area of Operations	23
19.	Drilling Program	24
20.	Equipment Capacity	24
21.	Other Operations	24
22.	Casing and Well Programs	25
23.	Coring	25
24.	Testing	25
25.	Completion or Abandonment	25
26.	Blowout or Fire	25
27.	Adverse Weather	26

i

PART IV: OBLIGATIONS OF OPERATOR		26
28.	Operator’s Equipment and Operator’s Personnel	26
29.	Security and Operator’s Authorized Employees and Representatives	27
30.	Ingress, Egress and Location	28
31.	Sound Location	29
32.	Drilling Conditions	29
33.	Compliance with Laws	29
PART V: RIGHTS OF OPERATOR		32
34.	Option to Extend Contract	32
35.	Data	32
36.	Operator’s Status	33
PART VI: FINANCIAL CONDITIONS		34
37.	Compensation	34
38.	Payments	39
39.	Termination	40
40.	Force Majeure	42
41.	Liens	43
42.	Taxes	43
43.	Audit	45
PART VII: INSURANCE, LIABILITIES AND INDEMNITIES		45
44.	Insurance	45
45.	Liabilities and Indemnities	47
46.	Termination of Location Liability	53
47.	Consequential Damages	54
PART VIII: GENERAL CONDITIONS		54
48.	Continuing Obligations	54
49.	Notices	55
50.	Interpretation	55
51.	Headings	56
52.	Severability	56
53.	Entire Contract	56
54.	Amendment and Modification	56
55.	Waiver	57
56.	Assignment and Subcontracting	57

ii

57.	Successors and Assigns	57
58.	Third-Party Beneficiaries	57
59.	Time is of the Essence	57
60.	Days	58
61.	Publicity	58
62.	Governing Law and Arbitration	58
63.	Counterparts	59
PART IX: SPECIAL CONDITIONS		60
64.	Rig Inventory	60
65.	Hematite Mud	60
66.	Variable Bore Rams	60
67.	Other Technology Services	60

iii

ONSHORE DRILLING CONTRACT

This Onshore Drilling Contract (hereinafter “Contract”) is made and entered into this 9th day of September, 2022, between Sweetpea Petroleum Pty Ltd, a corporation organized and existing under the laws of Australia, (hereinafter “Operator”), and Helmerich & Payne International Holdings, LLC, a limited liability company organized and existing under the laws of Australia (hereinafter “Contractor”). Operator and Contractor may each be referred to individually as a “Party,” and together, as the “Parties.”

RECITALS:

WHEREAS, Operator desires to drill, test, complete, re-complete or workover development and exploration wells as specified by Operator, in the EP 136 Block in the Northern Territory in the Host Country (as defined below); and

WHEREAS, Contractor is engaged in the business of drilling, testing, completing, working over and deepening onshore wells and is willing and able to drill the said wells and carry out auxiliary operations and services for Operator as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter provided, the Parties hereby agree as follows:

PART I: PRELIMINARY CONDITIONS

1.	Definitions

In this Contract, including the attached Schedules and Exhibits, unless the context otherwise stipulates, the following words and phrases shall have the following meanings:

1.1.

“Affiliated Company” means, with respect to a Party, a Person that (i) is controlled directly or indirectly by such Party, (ii) directly or indirectly controls such Party, or (iii) is controlled directly or indirectly by another Person who also controls, directly or indirectly, such Party. For purposes of this definition, “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the shares, voting rights or other controlling rights in a Person.

1.2.

“Anti-Corruption Laws” means all applicable anti-corruption laws, including, without limitation, the United States Foreign Corrupt Practices Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the United Kingdom Bribery Act, the Criminal Code 1995 (Cth), the United Nations Convention Against Corruption, and the other anti-corruption laws, rules and regulations of any jurisdiction applicable to this Contract or any Party.

1.3.

“Approval” means any consent, authorization, registration, filing, recording, agreement, notarization, certificate, permission, licence, approval, permit, plan, authority or exemption from, by or with, a Governmental Authority.

1.4.	“Commencement Date” has the meaning given to such term in SCHEDULE A.

1.5.	“Confidential Information” means:

a.	any information provided or disclosed by Operator or created by Contractor or Contractor Personnel in connection with the Contractor’s Obligations in this Contract or the performance of the Work;

b.

any information in connection with a Party Group’s know how, trade secrets, technical, operational or business activities or financial affairs which may be received by the other Party or of which such other Party may become aware in connection with this Contract;

c.

any information disclosed or provided by either Party’s Personnel to the other Party or such other Party’s Personnel in respect of which the disclosing Party has an obligation of confidentiality or secrecy to a third party; and

d.

all data and information acquired or received directly or indirectly by Contractor in the conduct of the Work, including, without limitation, depth, formations penetrated, well records and the results of coring, testing and surveying, but excluding (i) any such data or information which Contractor can demonstrate is generally available to the public otherwise than through unauthorized disclosure by Contractor, (ii) is already in possession of Contractor at the time of disclosure, (iii) is disclosed to Contractor by a third party, or (iv) is independently developed by Contractor without reliance on the Confidential Information received from Operator.

1.6.

“Contractor’s Equipment” means the Drilling Rig and all equipment, appliances, tools, spare parts and supplies specified in SCHEDULE C and all category 1 items set forth in SCHEDULE D, and any spares and supplies relating thereto required in accordance with good oilfield practice for the performance of the Work.

1.7.	“Contractor Group” means any and all of the following:

a.	Contractor;

b.	Contractor’s general and limited partners;

c.	Affiliated Companies of (a) and (b);

d.	Shareholders, directors, officers and employees of (a), (b) and (c); and

e.	The heirs, successors, assigns and insurers of (a), (b), (c) and (d).

1.8.	“Contractors’ Obligations” means all Contractor’s obligations under this Contract and all steps Contractor must take to discharge those obligations.

1.9.

“Contractor’s Personnel” means each individual and the collective group of the personnel of Contractor, including Contractor and Contractor’s subcontractors of any tier, and their respective employees, subcontractors, invitees, agents and representatives who are associated with the performance of the Work.

1.10.	“Delivery Point” means Operator’s Delivery Point as described in SCHEDULE A.

1.11.	“Demobilization Point” has the meaning given to such term in SCHEDULE A.

1.12.	“Drilling Rig” means the drilling rig and associated equipment specified in SCHEDULE C.

1.13.

“Economic Sanctions Laws” means all Laws administered by the U.S. Office of Foreign Assets Control or any other Governmental Authority imposing economic sanctions and trade embargoes, including without limitation the Charter of the United Nations Act 1948 (Cth) and the Autonomous Sanctions Act 2011 (Cth).

1.14.	“Early Termination Amount” has the meaning given to it in Article 39.3.2.

1.15.	“First Location” means the first drilling location nominated by the Operator.

1.16.

“Force Majeure Event” means any action or event that occurs beyond the reasonable control and without the fault or negligence of either Party, including acts of God, floods, fires, earthquakes, hurricanes, explosions, or other natural disasters, pandemics and epidemics (whether declared as such by the World Health Organization), wars (declared or undeclared), insurrection, revolution, rebellions or civil strife, piracy, civil war or hostile action, terrorist acts, riots, strikes, acts of public enemies, laws, rules, regulations, dispositions or orders of any Governmental Authority having jurisdiction in the premises or embargoes or blockades in effect on or after the date of this Contract; provided, however, “Force Majeure Event” does not include any of the following: (i) lack or inability to obtain, use or transfer funds for any reason; (ii) any occurrence which results from the wrongful or negligent act or omission of the affected Party or the failure of the affected Party to act in a prudent and proper manner and in accordance with Good Industry Practice; (iii) an event or circumstance where the event or circumstance or its effects on the affected Party or the resulting inability of the affected Party to perform its obligations could have been prevented, overcome or remedied by the exercise by the affected Party of the standard of care and diligence consistent with Article 8; (iv) breakdown of Contractor’s Equipment; (v) strikes or industrial action by Contractor’s localized Personnel (other than strikes or industrial action generally affecting the oil and gas industry at large); (vi) weather conditions or any effects of weather conditions other than as described above; (vii) act or omission of the Contractor’s subcontractors; (viii) the mere shortage of labour, materials, equipment or other supplies; or (ix) a failure by a third party to fulfil a contract commitment to an affected Party other than as expressly described above.

1.17.

“Good Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a prudent, skilled and reputable contractor that is qualified in providing supplies of the same nature, type and value as the Work and who complies with all applicable Laws.

1.18.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision having jurisdiction over the Work performed under this Contract.

1.19.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

1.20.	“GST” means the goods and services tax imposed under the GST Law.

1.21.	“GST Law” has the same meaning as in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

1.22.	“Host Country” means the Commonwealth of Australia.

1.23.

“Insolvency Event” occurs when a liquidator, receiver, administrator, controller or similar official is appointed to a Person or all or substantially all of their assets, a Person is unable to pay their debts when due, a Person is regarded under the Corporations Act 2006 (Cth) (or any applicable Law) as insolvent or the total liabilities of a Person, including contingent liabilities, exceeds the fair market value of that Person’s assets.

1.24.

“Laws” means all laws, common law and equity, Acts of Parliament, Approvals, rules, regulations, codes, ordinances, by-laws, legislative instruments, orders and judgments that are now or may become applicable to a Party’s rights and obligations arising out of the performance of this Contract.

1.25.

“Mobilize” means the process of moving the Drilling Rig to the First Location and will be complete when the Drilling Rig is at the First Location and is rigged up on the First Location and fully capable of performing the Work to the Operator’s satisfaction in accordance with this Contract.

1.26.	“Operator’s Directives” means the internal policies and plans provided by Operator to Contractor for compliance and identified as “Operator’s Directive”.

1.27.

“Operator’s Equipment” means all equipment, appliances, tools, parts and supplies furnished by Operator or Operator’s Personnel, including those items specified in category 2, category 3 and category 4 of SCHEDULE D.

1.28.

“Operator’s Personnel” shall mean each individual and the collective group of the personnel of Operator and Operator’s contractors and subcontractors (other than Contractor and its contractors and subcontractors) and their respective employees, subcontractors, invitees, agents and representatives who are associated with the performance of the Work.

1.29.	“Operator Group” means any and all of the following:

a.	Operator;

b.	Operator’s co-venturers, co-lessees and other non-operating working interest owners;

c.	General and limited partners of (a) or (b);

d.	Affiliated Companies of (a), (b) or (c);

e.	Shareholders, directors, officers and employees of (a), (b), (c) or (d); and

f.	The heirs, successors, assigns and insurers of (a), (b), (c), (d) or (e).

1.30.

“Operator Representative” means the person or persons expressly designated in writing by Operator, who shall be Operator’s representative and shall be empowered to act, monitor and direct the performance of the Work required under this Contract on behalf of Operator.

1.31.	“Operator’s Well Program” means the well program delivered to Contractor pursuant to Article 3.

1.32.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association, unincorporated organization or any other entity, as well as any Governmental Authority.

1.33.	“Privacy Law” means the Privacy Act 1988 (Cth), the Australian Privacy Principles (As defined in the Privacy Act 1988 (Cth) and any other applicable legislation or guidelines in relation to privacy.

1.34.	“Rate” means the applicable rates of compensation to be paid to Contractor for Work hereunder as set forth in Article 37, SCHEDULE A or in any other provision of this Contract.

1.35.	“Repair Time” has the meaning given to such term in Article 37.5.

1.36.

“Tax” means all forms of tax, customs, levy, duty, charge, impost, withholding or other amount in the nature of taxation (including value added tax, corporate income tax, capital gains tax, transfer fees, registration fees, customs duties, import fees, export fees and excise), and all charges, interest, penalties and fines incidental or relating to any of the foregoing or which arise as a result of the failure to pay any of the foregoing by the relevant due date.

1.37.

“Termination Date” means the time of day and date when the term of the Contract set forth in Article 4 hereof expires or when this Contract is terminated by Operator or Contractor, in accordance with its terms, whichever occurs first.

1.38.	“Withholding Payment” has the meaning given in Schedule 1 of the Taxation Administration Act 1953 (Cth).

1.39.	“Work” means all drilling operations, services and activities to be performed by Contractor pursuant to this Contract and as further set forth on SCHEDULE A.

2. Contract Documents

Attached hereto as part of this Contract are the following Schedules:

SCHEDULE A	CONTRACT SUMMARY and RATES

SCHEDULE B	CONTRACTOR’S PERSONNEL

SCHEDULE C	CONTRACTOR’S EQUIPMENT INVENTORY RIG AND SPECIFICATIONS

SCHEDULE D	EQUIPMENT, SERVICE AND FACILITIES FURNISHED

SCHEDULE E	INSURANCE

SCHEDULE F	WORK, HEALTH AND SAFETY REQUIREMENTS

SCHEDULE G	ACCEPTANCE CRITERIA

In the event of any conflict between the terms of the main body of this Contract and any Schedule or Exhibit attached hereto, the terms of the main body of the Contract will prevail.

3.	Object of Contract

Contractor shall furnish Contractor’s Equipment and perform the Work, and, without limiting the foregoing, drill, work over, complete or plug and abandon the wells(s) identified by Operator’s Well Program furnished to Contractor prior to the commencement of drilling operations with respect thereto (hereinafter referred to as the “Well”) in accordance with all the material requirements specified in this Contract, and Operator shall pay Contractor for the performance of such services in accordance with the financial provisions of this Contract.

4.	Term of Contract

This Contract shall be effective upon the date of execution hereof and shall continue for a fixed term beginning on the Commencement Date through the time period set forth in SCHEDULE A (the “Fixed Minimum Term”) unless extended pursuant to Article 34 or earlier terminated pursuant to Article 39. Notwithstanding the foregoing, if drilling operations are ongoing at the end of the Fixed Minimum Term, the Contract will remain in effect at the then existing Rates until such drilling operations are completed, and Contractor’s Equipment has been rigged down and demobilized to the Demobilization Point.

PART II: OBLIGATIONS OF CONTRACTOR

5.	Contractor’s Qualification to do Business

Contractor represents and warrants is or will become lawfully registered to do business in the Host Country. Contractor shall, at its sole cost and expense, cause such registration to continue in full force and effect during the term of this Contract.

6.	Compliance with Laws

6.1.

Contractor represents and warrants that it has knowledge of, understands, will comply with, and will use commercially reasonable efforts to cause Contractor’s Personnel to comply with, all applicable Laws, including those Laws specifically enumerated in this Article 6, and all Operator’s Directives provided to Contractor as of the date of Contract execution. All costs and expenses incidental to such compliance will be paid by Contractor, except as otherwise provided herein; provided, however, that Operator will reimburse Contractor for any costs and expenses incurred due to revisions to Operator’s Directives after Contract execution.

6.2.

Contractor agrees to obtain at its own expense, all authorizations, licenses and permits that are required for Contractor’s Equipment and Contractor’s Personnel in its performance of the Work, other than right-of-ways, mineral and land permits necessary for Contractor to access the Well.

6.3.

Contractor shall, and shall use commercially reasonable efforts to cause Contractor’s Personnel to, comply with all Anti-Corruption Laws. The following terms also apply with regard to Anti-Corruption Laws:

6.3.1. Contractor represents that it has not, and to the best of its knowledge none of its officers, directors, employees, agents and anyone acting on its or their behalf has, received, been offered or promised monies or items of value in relation to this Contract, with the exception of the consideration expressly agreed to in writing between the Parties hereof.

6.3.2. Contractor represents that it has not offered, paid, promised to pay, authorized the payment of, or transferred, money or anything of value to a Government Official to secure any improper advantage or benefit in relation to the matters contemplated by this Contract, either directly or indirectly through a third party. In recognition of the principles of the Anti-Corruption Laws, Contractor represents that it will not, directly or indirectly, in connection with this Contract and all matters related hereto, offer, pay, promise to pay, or authorize the giving of money or anything of value to a Government Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly to a Government Official, for the purpose of influencing the act, decision or omission of such Government Official to obtain or retain business related to this Contract, to direct business related to this Contract to any Person, or to obtain any improper advantage or benefit related to this Contract.

6.3.3. Contractor represents that no Government Official or member of a Government Official’s immediate family has any direct or indirect ownership or other legal or beneficial interest in it, or in any of its Affiliated Companies (other than the possible ownership of de minimis shares of publicly traded stock) or in the contractual relationship established by this Contract and that no such Government Official serves as an officer, director, employee, or agent of Contractor. This representation shall be continuing throughout the term of this Contract. Contractor agrees to give notice to Operator promptly of any changes in its direct or indirect ownership in it or its Affiliated Companies that would make it or them a Government Official (other than the possible ownership of de minimis shares of publicly traded stock).

6.3.4. Contractor represents and warrants that it has maintained and will continue to maintain through the term of this Contract accounting and financial controls adequate to ensure that:

(i)	all payments and activities have been accurately recorded in Contractor’s books, records and accounts;

(ii)	there have been no false, inaccurate, misleading or incomplete entries made in such Contractor’s books, records and accounts; and

(iii)	Contractor has not established or maintained any secret or unrecorded funds or accounts.

6.3.5. Contractor represents that the books, records and accounts of Contractor and each of its Affiliates accurately reflect in reasonable detail the character and amount of all transactions, and neither Contractor nor any of its Affiliates has had or maintained any bank or other financial account that is not or was not accurately disclosed in such company’s books, records and accounts.

6.3.6. If Contractor discovers or has reason to suspect that any of its officers, directors, employees, agents and anyone acting on its or their behalf have violated any Anti-Corruption Laws, Contractor shall inform Operator thereof in writing and shall provide reasonable assistance to Operator in the investigation of such actual or suspected violation.

6.4.

In connection with the Work, Contractor shall comply at all times with all applicable trade embargo and export control Laws applicable to Contractor and its Affiliated Companies and shall not export or re-export any goods, software or technology (including technical data), directly or indirectly, without first obtaining all written consents, permits, or authorizations and completing such formalities as may be required by any such Laws, rules or regulations. Operator shall assist Contractor in applying for such consents, permits or authorizations and in completing such formalities if so requested. Contractor shall provide to Operator upon request copies or other written evidence of such consents, permits or authorizations and such other information regarding export control classifications as may reasonably be requested. Contractor represents that it has in place appropriate screening procedures to ensure compliance with such Laws and shall apply those procedures in connection with the Work. Contractor agrees to keep records of its export and re-export related activities for a minimum of five (5) years or such period as is required from time to time by all relevant Laws, whichever is greater. Contractor shall make such records available to Operator upon reasonable written request for inspection and copying.

6.5.

Contractor represents that neither it nor any of its or their Affiliated Companies is (a) the target of any Laws administered by the United States Department of the Treasury’s Office of Foreign Assets Control or any other Governmental Authority imposing Economic Sanctions Laws, or (b) is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other Governmental Authority.

7.	Independent Contractor

7.1.

Contractor is an independent contractor with respect to the performance of the Work, and neither it, nor Contractor’s Personnel shall be deemed to be the servant, representative, agent or employee of Operator. Neither Contractor nor Contractor’s Personnel shall be entitled to the employee benefits provided by Operator for its employees. It is not the purpose or intention of this Contract, or any document executed or delivered in connection herewith, to create any partnership, joint venture, or similar relationship between the Parties, and any such relationship is hereby disclaimed.

7.2.

Contractor has no authority to engage or hire any person or entity on behalf of Operator and any persons or entities whom it may engage or hire shall be deemed to be solely the employees or subcontractors of Contractor, except for those persons or entities engaged by Contractor as provided in Article 28.3 and Article 29.2.

7.3.

All contractual obligations incurred by Contractor in connection with the Work shall be in the name of Contractor as principal. The actual performance and superintendence of all Work shall be by Contractor, subject to Operator’s approval and general right to inspection to determine whether the Work is being performed by Contractor in accordance with all of the material provisions of this Contract. Operator shall have no control over Contractor or Contractor Personnel except in the results to be obtained.

8.	Contractor’s Standard of Performance

Contractor shall carry out all Work on a daywork basis. For purposes hereof, the term “daywork basis” means Contractor shall furnish equipment and labor and perform services as herein provided for a specified sum per day under the direction and supervision of Operator or any Operator Personnel engaged by Operator to direct drilling and other Well operations. When operating on a daywork basis, Contractor shall be fully paid at the applicable Rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor, Operator shall be solely responsible and assumes liability for all consequences of operations by both Parties while on a daywork basis, including results and all other risks or liabilities incurred in or incident to such operations. Contractor shall perform the Work in a diligent, skillful, and good and workmanlike manner, in compliance with the terms of this Contract and in accordance with Good Industry Practice. Except as otherwise expressly provided in this Contract, Contractor makes no warranty of any kind, express or implied (including, without limitation, implied warranties of merchantability, fitness for a particular purpose or good and workmanlike performance), regarding the Work provided hereunder.

9.	Contractor’s Personnel

9.1.	Contractor shall furnish, at its sole cost and expense, Contractor’s Personnel described in SCHEDULE B.

9.2.	Except where herein otherwise provided, the number, selection, replacement, hours of labor and remuneration of Contractor’s Personnel shall be determined by Contractor.

9.3.

Contractor shall prior to the Commencement Date nominate one or more of its personnel as Contractor’s representative who will be in charge of monitoring, supervising and directing the performance of the Work by Contractor’s Personnel and who shall have authority to act on behalf of and bind the Contractor in all matters in the ordinary course of the implementation of the Work.

9.4.

At the written request of Operator, Contractor shall, subject to Contractor’s approval, increase or decrease the number of Contractor’s Personnel. Contractor shall not increase or reduce the staffing or manning level above that shown on SCHEDULE B for Operator’s account without prior written approval of Operator. In the event that Operator requests, or Contractor obtains Operator’s approval for, a change in such staffing or manning level, Contractor shall be afforded a reasonable amount of time to effect such change, and Rates shall be adjusted to reflect the resulting increase or decrease in Contractor’s costs as set forth on SCHEDULE B.

9.5.

If circumstances constituting a Force Majeure Event beyond Contractor’s reasonable control temporarily prevent Contractor from working the full drilling crew, the full applicable Rate shall be paid to Contractor provided that there is no resulting material delay in the Work. If Operator reasonably determines that there is a material delay, the applicable Rate will be reduced during the absence of drilling crew members by the daily rate of pay and benefits for each absent drilling crew member, as reasonably agreed by Operator, and, if no agreement on a reduced Rate can be reached, the Force Majeure Rate as set forth in SCHEDULE A shall apply.

9.6.

Contractor shall be solely responsible, for: (i) all wages, salaries and expenses of any nature arising out of or in connection with the employment, support, administration and maintenance of Contractor’s Personnel, including but not limited to, food, lodging, medical attention, and all transportation required for Contractor’s Personnel, and (ii) all costs, expenses and charges for all benefits of any nature that accrue to Contractor’s Personnel, which include, without limitation, overtime, vacation, severance, rest and holiday pay, as well as compensation due to accidents, sickness and disability of Contractor’s Personnel.

9.7.

Upon written request of Operator, which must include a detailed explanation and reasonable grounds for such request, Contractor shall, subject to compliance with applicable Laws, at its sole cost and expense, remove from the performance of the Work any of rig-based Contractor’s Personnel who Operator reasonably deems to be incompetent, disorderly or otherwise materially unsatisfactory. Any of such Contractor’s Personnel who are terminated for such cause shall be promptly removed from the job site. Contractor shall be afforded a reasonable amount of time to effect such change, and the full applicable Rate shall be paid to Contractor despite a temporary crew shortage during such time so long as such shortage does not cause a material delay in the Work. If after a reasonable amount of time, Contractor has not replaced the removed Contractor Personnel and Operator reasonably determines that there is a material delay in the Work, Article 9.5 shall apply.

9.8.	Contractor must ensure that:

9.8.1.	the Contractor’s Personnel are sufficiently medically fit, experienced and skilled;

9.8.2.	all its subcontractors are sufficiently experienced, reputable and skilled, to discharge Contractor’s Obligations; and

9.8.3.

all Contractor’s Personnel shall have the right to work in Australia for the type of Work, and for its duration, and Contractor shall be responsible for all costs associated with all applications, visas, permits and other arrangements to ensure such working rights are in place in a timely fashion and maintained.

10.	Contractor’s Equipment

10.1.	Contractor shall furnish, at its sole cost and expense, Contractor’s Equipment.

10.2.	Contractor shall be responsible, at its cost, for maintaining adequate stock levels of Contractor’s Equipment as determined by Contractor.

10.3.	The Contractor represents and undertakes that the Drilling Rig and all Contractor Equipment:

10.3.1.	will be in good, safe and serviceable order and comply with all requirements of the Contract;

10.3.2.	will be designed, procured, constructed, equipped, installed, operated and maintained (as applicable) so as to comply with:

10.3.2.1.	all applicable Laws;

10.3.2.2.	original equipment manufacturer standards and recommendations;

10.3.2.3.	Good Industry Practice;

10.3.2.4.	all material requirements of the Contract; and

10.3.3.	are free and clear of all known liens, charges and encumbrances.

10.4.	The Drilling Rig and all other Contractor Equipment must comply with the requirements of the specifications set forth in SCHEDULE C (the “Specifications”).

10.5.

Prior to Mobilization from the United States (“U.S.”), the Operator may require that the Drilling Rig be inspected at the Company’s cost by an independent inspection agency nominated by the Operator for the purpose of identifying any remedial action necessary to bring the Drilling Rig into condition fit for intended purpose pursuant to this Contract. The Operator will notify the Contractor of any remedial actions classified as “critical” or “major” by the inspection agency that the Operator reasonably requires the Contractor to correct, and the Contractor shall at its cost take that action prior to commencement of Mobilization.

10.6.

If an inspection of the Drilling Rig is not performed prior to Mobilization from the U.S., the Contractor will provide the Operator with a copy of the most recent inspection audit of the Drilling Rig and documentation to demonstrate that any items identified as “critical” or similar in that audit have been rectified prior to commencement of Mobilization.

10.7.

The Contractor undertakes that the Drilling Rig and Contractor Equipment have been inspected (at the Operator’s cost) prior to Mobilization from the U.S. by an independent, industry-recognized, experienced and competent inspection agency, in accordance with the inspection intervals and criteria defined by the American Petroleum Institute (“API”) and applicable Law, with the relevant certificates of inspection being made available to Operator on request prior to Mobilization from the U.S. to the First Location. This shall include:

10.7.1.	certification and rating of the substructure and derrick to API standards;

10.7.2.	inspection of all surface drilling tools including kelly, kelly valves, safety valves, hook, bails, top drive system and other derrick lifting/handling equipment such as elevators and lifting subs;

10.7.3.	inspection of all lifting equipment including king posts, A Frames, fixtures, pad eyes, winches and handling equipment;

10.7.4.	non-destructive testing (“NDT”) inspection of high pressure lines and manifolds, choke and kill lines, choke and standpipe manifold;

10.7.5.

inspection of the blowout preventer (“BOP”) stack to API Standard 53 and applicable OEM standards, pressure tests to working pressure, pressure tests to working pressure and visual inspection of sealing elements in the well control system including resilient sealing elements in the BOP stack;

10.7.6.	inspection of BOP stack control system; and

10.7.7.	inspection of all components of Contractor’s drill string to the standard required in the Specifications.

10.8.	Each BOP ram and annular preventer is to be stump-tested to manufacturer’s specifications prior to commencement of drilling operations.

10.9.

Ongoing routine inspections performed by Contractor are thereafter to be carried out at Contractor’s expense at specified intervals to maintain the Drilling Rig and Contractor Equipment in compliance with applicable Law and API standards.

10.10.

The Contractor will provide the Operator and its representatives and contractors access at all times to all parts of the Drilling Rig and other Contractor Equipment for the purpose of inspecting the Contractor Equipment, observing tests or conducting technical, safety, quality or other audits, provided that Contractor’s onsite representative determines that it is safe to provide such access.

10.11.

No inspection or test of the Drilling Rig or Contractor Equipment required or permitted under this Contract, and no failure to carry out any such inspection or test, will in any way relieve the Contractor from any of the Contractor’s Obligations.

10.12.

The Contractor will notify the Operator of any surveys, inspections or repairs required to be made of or to the Drilling Rig and Contractor Equipment during the Fixed Minimum Term (including as extended) for the purpose of maintaining the certificates referred to in Article 10.7 or as otherwise required by any applicable Law and will notify the Operator if the Drilling Rig is to be moved or shut down for the purposes of any such survey, inspection or repair, prior to the surveys, inspections or repairs. The Contractor must conduct any such surveys, inspection or repair in such a manner as to prevent or minimise delay to the Work. The Contractor will be entitled to the Operating Rate for any period of time the Work is unable to be performed due to any survey, inspection of the Drilling Rig or Contractor Equipment requested by Operator but not required by applicable Laws.

10.13.

Contractor shall, subject to and without waiving the provisions of Article 45, be responsible for the maintenance and repair of all Contractor’s Equipment and shall provide all spare parts and materials required therefor, all in accordance with the Specifications. If requested by Operator Contractor shall at its discretion and on a case- by-case basis, also maintain or repair any of Operator’s Equipment at the drilling location but only such Operator’s Equipment that Contractor is qualified to and can maintain or repair with Contractor’s normal complement of personnel and equipment at the drilling location. Notwithstanding any maintenance or repair performed by Contractor pursuant to the immediately preceding sentence, the responsibility and liability for furnishing, maintaining and repairing Operator’s Equipment shall remain at all times with Operator.

10.14.

All costs relating to importation, exportation and transportation, including without limitation customs duties, clearing and brokerage charges, all risks insurance, GST and other taxes and charges, of items of Contractor Equipment, spare parts and operating supplies shall be borne by the respective Party as set forth in SCHEDULE A. The Contractor will use its best endeavour to supervise all activities of the packing company and its forwarding agent to expedite delivery and ensure proper documentation as required by applicable authorities.

10.15.

The Contractor will, at its own cost, obtain and maintain all documentation, approvals, permits and authorisations required by Law applicable to the import, export and use of the Drilling Rig and Contractor Equipment, provided that all import duties shall be at Operator’s cost.

11.	Safety

Without limiting the requirements of Article 6, Contractor shall perform the Work in accordance with the work, health and safety policies and procedures set forth in SCHEDULE F.

12.	Confidentiality

Neither Contractor nor Operator (each, a “Receiving Party”) shall divulge, disclose, reproduce or use any Confidential Information of the other Party (the “Disclosing Party” to any person, firm, or company other than the Disclosing Party’s designated representatives, other than in the performance of the Work; provided, however, the Receiving Party and its employees may divulge or disclose Confidential Information if required by (i) applicable Law (including stock exchange regulations) or if requested or required in a judicial, administrative or governmental proceeding or investigation; (ii) as reasonably required as part of any merger, acquisition or divestiture (but only to the extent that the Person to which such Confidential Information is disclosed is bound by an agreement or obligation of confidentiality at least as strict as set forth in this Contract); or (iii) its legal, financial or other professional advisors who are under an obligation to keep all such information confidential, but, in each case, above, only to the extent necessary to perform their respective duties in connection with this Contract. This Article 12 does not apply to information that (a) is public or becomes public through no fault of the Receiving Party; (b) is already in possession of the Receiving Party at the time of the disclosure; (c) is disclosed to the Receiving Party by a third party; or (d) is independently developed by the Receiving Party without reliance on the Confidential Information received from the Disclosing Party. The Receiving Party must keep effective control of the Confidential Information and ensure that the Confidential Information is secure from theft, loss, damage or unauthorised access or alteration. Contractor must (and Contractor shall procure that Contractor Group and all Contractor Personnel shall) not take advantage of any information which it is obliged to treat as confidential hereunder for the purpose of buying, selling or otherwise dealing with shares or securities of any member of Operator Group or for purposes of otherwise securing improper financial gain. The provisions of this Article 12 will survive the expiry or termination of this Contract for a period of 2 years.

13.	Records and Reports

Contractor shall prepare and furnish a complete and accurate record on the IADC-API “Daily Drilling Report” form or equivalent, or an electronic substitute therefor including all such data in real-time (subject to any limitations of technology in the Host Country), of all Work on the Well and shall furnish Operator with one (1) legible copy of said report, properly signed by authorized representatives of Contractor and Operator. Contractor shall prepare such additional reports as Operator reasonably directs.

14.	Job Cleanliness

Contractor shall perform the Work so that the Work site shall be clean, orderly and free from Contractor’s and Contractor’s Personnel waste. Upon completion of the Work, Contractor shall promptly remove all Contractor’s Equipment from the Work site and clean up Contractor’s waste.

15.	Modern Slavery

15.1.

Contractor will take appropriate steps to ensure that no form of forced, bonded or compulsory labour, other forms of slavery, child labour or human trafficking (“modern slavery”) is used or employed within its business or in its supply chains, or in the business or supply chains of its subsidiaries, authorised representatives or subcontractors.

15.2.

Contractor represents that it does not employ, use, or facilitate or derive any benefit from any form of modern slavery and that it has taken appropriate steps to ensure that no form of modern slavery is employed or used within its business or in its supply chains.

15.3.

Contractor undertakes to notify the Operator as soon as it becomes aware that: (i) there is actual or suspected modern slavery within its business or supply chains, (ii) any of the modern slavery representations in Article 15.2 is false, and/or (iii) it has failed to comply with any of its obligations in Article 15.1 or 15.2.

16.	Privacy

16.1.	Intentionally omitted.

PART III: PERFORMANCE OF WORK

17.	Commencement Date

17.1.

Operator may inspect the Contractor’s Equipment in Houston, Texas and may conduct, at the Operator’s first Well location, the acceptance tests set forth in SCHEDULE G (Initial Acceptance Criteria). Operator shall be responsible for all direct third party costs for such inspections. Contractor shall, at its sole cost, risk, and expense, carry out any modifications and repairs required to bring the Drilling Rig into compliance with the technical specifications defined in SCHEDULE C. Contractor shall, at its sole cost, risk, and expense, and to Operator’s reasonable satisfaction, remedy any deficiency described in Article 17.2 in Contractor’s Equipment.

17.2.

If (a) deficiencies are noted in the Drilling Rig that make the Drilling Rig unsuitable for the performance of the Work in accordance with this Contract, (b) the actual capabilities of Contractor’s Equipment (or any part thereof) is less than Contractor’s stated capabilities, or (c) if Contractor’s Equipment (or any part thereof) is found to be below manufacturer’s tolerances or specifications, or fails to meet standards required by applicable Law or a Government Authority or by Good Industry Practice, such deficiencies have not been commenced within thirty (30) days of Operator’s notice thereof, and such deficiencies, individually or in the aggregate, could reasonably be expected to materially impact the Work (including increasing the risk of harm to persons, property, or the environment), Operator may, by notice to Contractor, terminate this Contract pursuant to Article 39.

17.3.

Contractor shall use reasonable efforts to be prepared to spud the Well at the first location specified in Operator’s Well Program on or before the Commencement Date specified in SCHEDULE A. If on or within one-hundred (100) days of the Commencement Date specified in SCHEDULE A, all of Contractor’s Equipment and Contractor’s Personnel have not been delivered to, or arrived at, the site of the first Well, in good condition, and ready to commence actual drilling operations, or Contractor is otherwise unable or unwilling to commence actual drilling operations, Operator may terminate this Contract pursuant to Article 39.

18.	Area of Operations

18.1.

The area in which the Work is to be performed (the “Area of Operations”) is set forth in SCHEDULE A and comprises the Northern Territory of Australia. Operator may reasonably change the Area of Operations to a different location within the continent of Australia upon no less than ninety (90) days written notice to Contractor and subject to Contractor’s consent, not to be unreasonably conditioned, withheld or delayed. The Parties each recognize that to the extent any terms and conditions of this Contract, including potential Rate adjustment, may reasonably require modification as a result of such change in the Area of Operations, any such change must be mutually agreed upon in writing in accordance with Article 54. Any new designations will then be included in or substituted, as applicable, the Area of Operations under this Contract. In such event, Contractor will proceed to mobilize and move Contractor’s Equipment to the new Area of Operations and continue the Work.

18.2.	Intentionally omitted.

19.	Drilling Program

19.1.

The drilling program for the Well(s) is set forth in Operator’s Well Program. The drilling program may be amended by Operator from time to time, and copies of such amendments shall be delivered to Contractor in sufficient time for Contractor to comply therewith.

19.2.	Contractor shall prepare and move Contractor’s Equipment to each Well location designated by Operator and carry out the Work for each Well as programmed by Operator.

19.3.

Contractor shall comply with all instructions of Operator consistent with the provisions of this Contract, including, without limitation, drilling, well control and safety instructions. Such instructions shall, if Contractor so requires, be confirmed in writing by the Operator Representative. However, Operator shall not issue any instructions that would be inconsistent with Contractor’s rules, policies or procedures pertaining to the safety of Contractor’s Personnel or Contractor’s Equipment, or require Contractor to exceed the rated capacities of Contractor’s Equipment or the maximum well depth set forth in SCHEDULE A.

19.4.	Contractor shall conduct the Work on a twenty-four (24) hour per day, seven (7) day per week basis.

20.	Equipment Capacity

Subject to, and without waiving the provisions of Article 45, Contractor shall not attempt, and Operator shall not require Contractor to attempt, operations under any conditions that exceed the capacity of Contractor’s Equipment. Contractor shall have the right, but not the obligation, to make the final decision as to when an operation or attempted operation would exceed the actual documented capacity of such Contractor’s Equipment (or any component thereof).

21.	Other Operations

At the Operator’s reasonable request and at the applicable Rates, Contractor shall, subject to the limitations set forth in this Contract, including the limitations of Contractor’s Equipment and the maximum well depth set forth in SCHEDULE A, repair, redrill, deepen, maintain, rework and perform remedial or other operations on the Well(s).

22.	Casing and Well Programs

22.1.	Operator shall designate the points at which casing will be set and the manner of setting, cementing and testing.

22.2.

At all times Operator, at its cost, shall control the mud program, and the drilling fluid must be of a type and have characteristics and be maintained by Contractor in accordance with Operator’s written specifications or as otherwise agreed by Operator and Contractor.

22.3.	Drilling program depths are approximations but shall not exceed the depth specified in SCHEDULE A.

23.	Coring

Contractor shall core the Well where specified by Operator and deliver all cores to Operator. Only Operator’s designated representatives shall have access to cores or core data.

24.	Testing

Upon Operator’s request, Contractor shall test the productivity of any formation encountered at any time during the Work, utilizing programs, methods and procedures specified by Operator.

25.	Completion or Abandonment

At Operator’s request, Contractor shall: (i) complete the Well in the manner and by methods specified by Operator, or (ii) cease operations and plug or abandon the Well, at any depth, in the manner Operator directs.

26.	Blowout or Fire

Contractor shall (i) maintain its well control equipment in good operating condition at all times and use reasonable means to prevent and control fires and blowouts and in accordance with API standards. Contractor shall use kelly saver subs and casing protectors if and as designated by Operator. During drilling operations, Contractor shall use satisfactory blowout prevention equipment approved by Operator. Contractor shall examine and test all Contractor-provided blowout prevention devices in accordance with Operator’s drilling or testing program and record the results of such tests on the applicable drilling report.

27.	Adverse Weather

Contractor, in consultation with Operator, shall decide when, in the face of impending adverse weather conditions, to institute precautionary measures in order to safeguard the Well, the Well equipment, the Drilling Rig and Contractor’s Personnel to the fullest possible extent. Contractor and Operator shall each ensure that each of their respective senior representatives at the drilling location will not act unreasonably in the exercise of their discretion under this Article 27.

PART IV: OBLIGATIONS OF OPERATOR

28.	Operator’s Equipment and Operator’s Personnel

28.1.

Operator shall furnish, at its sole cost and expense, the equipment, services and facilities identified in category 4 of SCHEDULE D and shall reimburse Contractor for furnishing the equipment, services and facilities identified in category 2 and category 3 of SCHEDULE D.

28.2.	Operator shall be responsible, at its cost, for maintaining adequate stock levels of Operator’s Equipment identified in category 4 of SCHEDULE D as determined by Operator.

28.3.

When, at Operator’s request and with Contractor’s agreement, Contractor furnishes or subcontracts for certain items or services that Operator is required herein to provide, for purposes of this Contract, including the indemnity and release provisions herein, said items or services shall be deemed to be Operator Equipment or Operator provided services. Any subcontractors so hired shall be deemed to be Operator’s Personnel, and Operator shall not be relieved of any of its liabilities in connection therewith. For furnishing said items and services, Operator shall reimburse Contractor its entire out- of-pocket cost plus a handling charge as specified in SCHEDULE A.

28.4.

Operator shall be responsible, at its cost, for the maintenance and repair of all Operator’s Equipment on board the Drilling Rig that Contractor is not qualified to or cannot maintain or repair with Contractor’s normal complement of personnel and equipment at the drilling location.

29.	Security and Operator’s Authorized Employees and Representatives

29.1.

Notwithstanding anything herein to the contrary, Operator shall be responsible for providing and maintaining security at the Well and the surrounding worksite (and access routes to and from the Well/worksite) for all personnel, including Contractor’s Personnel, in accordance, without limitation, with the minimum security requirements set forth in SCHEDULE D. If, during the course of operations, Contractor reasonably deems that additional security is required, Contractor will notify Operator in writing, and Operator will take all reasonably necessary steps to address Contractor’s security concerns.

29.2.

In the event Operator fails to maintain the minimum security measures described in SCHEDULE D, Contractor may either suspend operations until such time as security is restored or provide the necessary security in accordance with SCHEDULE D. For purposes of this Contract, including the indemnity and release provisions herein, any such security provided by Contractor shall be deemed to be Operator Equipment or Operator provided services. Any subcontractors so hired shall be deemed to be Operator’s Personnel, and Operator shall not be relieved of any of its liabilities in connection therewith. For furnishing said items and services, Operator shall reimburse Contractor its entire out-of-pocket cost plus a handling charge as specified in SCHEDULE A. Notwithstanding anything herein, Operator will defend, indemnify and hold Contractor harmless against all claims and liability for personal injury, death and property damage resulting from Operator’s failure to comply with the requirements of Article 29.1.

29.3.

Operator shall prior to the Commencement Date provide Contractor written notification of the identity of the Operator Representative. The Operator Representative is empowered to act, monitor and direct the performance of the Work required under this Contract on behalf of Operator, subject to the terms and conditions contained herein.

29.4.

Upon written request of Contractor, which must include a detailed explanation and reasonable grounds for such request, Operator shall, at its sole cost and expense, remove and replace any of Operator’s Personnel. Any of such Operator’s Personnel who are terminated shall be promptly removed from the job site.

29.5.

Operator agrees that Operator’s Personnel shall be subject to Contractor’s policies regarding prohibition of alcoholic beverages, controlled substances, and contraband, including random searches and tests. Operator further agrees that Operator’s Personnel who have duties that directly affect the safety of operations under this Contract shall be subject to and in compliance with applicable Laws, rules and regulations with respect to drug and alcohol testing.

30.	Ingress, Egress and Location

30.1.

Subject to Contractor’s continued adherence with all obligations required of Contractor Personnel as set forth in this Contract, Operator shall be responsible for providing all necessary rights of ingress and egress to each drilling location, as well as for selecting, marking, and clearing each drilling location, for providing proper and sufficient certificates, including all consents, licenses, approvals, permits or permission necessary pursuant to applicable Laws to enter upon and operate on each drilling location, and for notifying Contractor of any obstructions, impediments, or hazards to operations in the area of each drilling location, including but not limited to wellheads, pipelines, cables, military ordinance, mines, caverns and sink holes. Should Contractor be denied free access to a location for any reason not reasonably within Contractor’s control, any time lost by Contractor as a result of such denial shall be paid at the Standby Rate.

30.2.

Operator agrees at all times to maintain the road and drilling location in such a condition that will allow free access and movement to and from and between each location in a loaded conventional four-wheel drive oilfield truck and fuel truck. The actual cost of repairs to any transportation equipment furnished by Contractor or Contractor’s Personnel damaged as a result of the condition of access roads or the location being other than as required by this Article 30 will be charged to and paid by Operator. Contractor shall be responsible for all amounts expended by Contractor for repairs and reinforcement of roads, bridges and related or similar facilities (public and private) required as a result of a Drilling Rig move pursuant to performance hereunder. Operator shall be responsible for any costs associated with leveling the Drilling Rig because of location settling.

31.	Sound Location

Operator shall prepare and design a sound location adequate in size and capable of properly supporting the Drilling Rig and related equipment, according to load based diagrams of Contractor Equipment, and shall be responsible for a casing and cementing program adequate to prevent soil and subsoil wash out. It is recognized that Operator has superior knowledge of the location and access routes to and from the drilling location and must advise Contractor of any subsurface conditions or obstructions (including, but not limited to, mines, caverns, sink holes, streams, pipelines, power lines and communication lines) that might be encountered while en route to or from or at the drilling location. In the event subsurface conditions cause a cratering or shifting of the location surface and loss or damage to the Drilling Rig or its associated equipment results therefrom for any reason, Operator shall, without regard to any other provisions of this Contract, including Article 45.1, indemnify Contractor for all such loss or damage, including removal of debris and payment of the Standby Rate during repair or demobilization, if applicable.

32.	Drilling Conditions

Operator shall keep Contractor advised as to any potentially hazardous geologic formation or condition that may be encountered in the Area of Operations based on Operator’s best available information and prior experience.

33.	Compliance with Laws

33.1.

Operator represents and warrants that it has knowledge of, understands, and will comply with, and will endeavor to cause Operator’s Personnel to comply with, all Laws, including, without limitation, those Laws specifically enumerated in this Article 33.

All routine costs and expenses incidental to such compliance will be paid by Operator, except as otherwise provided herein.

33.2.

Operator agrees to obtain, at its own expense, all authorizations, licenses and permits that are required for Operator’s Equipment and Operator’s Personnel in connection with the performance of the Work, including right-of-ways, mineral and land permits and other licenses and permits typically obtained by the operator in international oil and gas operations.

33.3.	Operator shall, and shall endeavor to cause Operator’s Personnel to, comply with all Anti-Corruption Laws. The following terms also apply with regard to Anti-Corruption Laws:

33.3.1.

Operator represents that it has not, and to the best of its knowledge none of its officers, directors, employees, agents and anyone acting on its or their behalf has, received, been offered or promised monies or items of value in relation to this Contract, with the exception of the consideration expressly agreed to in writing between the Parties hereof.

33.3.2.

Operator represents that it has not offered, paid, promised to pay, authorized the payment of, or transferred, money or anything of value to a Government Official to secure any improper advantage or benefit in relation to the matters contemplated by this Contract, either directly or indirectly through a third party. In recognition of the principles of the Anti-Corruption Laws, Operator warrants that it will not, directly or indirectly, in connection with this Contract and all matters related hereto, offer, pay, promise to pay, or authorize the giving of money or anything of value to a Government Official, or to any other person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly to a Government Official, for the purpose of influencing the act, decision or omission of such Government Official to obtain or retain business related to this Contract, to direct business related to this Contract to any person, or to obtain any improper advantage or benefit related to this Contract.

33.3.3.

Operator represents and warrants that no Government Official or member of a Government Official’s immediate family has any direct or indirect ownership or other legal or beneficial interest in it or any of its Affiliated Companies (other than the possible ownership of non-majority shares of publicly traded stock) or in the contractual relationship established by this Contract and that no such Government Official serves as an officer, director, employee, or agent of Operator. This representation shall be continuing throughout the term of this Contract. Operator agrees to give notice to Contractor promptly of any changes in its direct or indirect ownership in it or its Affiliated Companies that would make it or them a Government Official (other than the possible ownership of non-majority shares of publicly traded stock).

33.3.4.	Operator represents and warrants that it has maintained and will continue to maintain through the term of this Contract accounting and financial controls adequate to ensure that:

(i)	all payments and activities have been accurately recorded in Operator’s books, records and accounts;

(ii)	there have been no false, inaccurate, misleading or incomplete entries made in such Operator’s books, records and accounts; and

(iii)	Operator has not established or maintained any secret or unrecorded funds or accounts.

33.3.5.

Operator represents that the books, records and accounts of Operator and each of its subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and neither Operator nor any of its subsidiaries has had or maintained any bank or other financial account that is not or was not accurately disclosed in such company’s books, records and accounts.

33.3.6.

If Operator discovers or has reason to suspect that any of its officers, directors, employees, agents and anyone acting on its or their behalf have violated any Anti-Corruption Laws, Operator shall inform Contractor thereof in writing and shall provide reasonable assistance to Contractor in the investigation of such actual or suspected violation.

33.4.

In connection with the Work, Operator shall comply at all times with all applicable trade embargo and export control Laws applicable to Operator and its Affiliated Companies and shall not export or re-export any goods, software or technology (including, without limitation, technical data), directly or indirectly, without first obtaining all written consents, permits, or authorizations and completing such formalities as may be required by any such laws, rules or regulations. Contractor shall assist Operator in applying for such consents, permits or authorizations and in completing such formalities if so requested. Operator shall provide to Contractor upon request copies or other written evidence of such consents, permits or authorizations and such other information regarding export control classifications as may reasonably be requested. Operator represents that it has in place appropriate screening procedures to ensure compliance with such Laws and shall apply those procedures in connection with the Work. Operator agrees to keep records of its export and re-export related activities for a minimum of five (5) years or such period as is required from time to time by all relevant Laws, whichever is greater. Operator shall make such records available to Contractor upon reasonable written request for inspection and copying.

33.5.

Operator represents that neither it nor any of its Affiliated Companies is (a) the target of any Laws administered by the United States Department of the Treasury’s Office of Foreign Assets Control or any other Governmental Authority imposing Economic Sanctions Laws, or (b) is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other Governmental Authority.

PART V: RIGHTS OF OPERATOR

34.	Option to Extend Contract

The Parties may, by mutual agreement and upon mutually agreeable rates, terms and conditions, extend the term of this Contract. Operator shall give Contractor notice of its intention to seek an extension of the term at least ninety (90) days prior to the expiration of the applicable term.

35.	Data

35.1.

All survey notes, drawings, invoices for materials, permits, permit applications, specifications, drawings, drilling reports, and all other materials prepared by Contractor specifically in connection with performance of the Work shall be the property of Operator and, except as otherwise expressly provided in this Contract, shall be transferred to Operator upon request upon completion of each Well or upon termination or completion of this Contract. Contractor may retain one (1) copy of such information subject to the confidentiality requirements of this Contract.

35.2.

Notwithstanding the foregoing, Contractor is and will be the sole and exclusive owner of all right, title and interest throughout the world in and to all writings, technologies, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and all other work product of any nature that are created, developed, prepared, produced, authored, edited, modified, conceived or reduced to practice by Contractor solely or jointly with Operator or others through the performance of this Contract or otherwise, pertaining to general drilling operations or ancillary services, including all intellectual property rights therein, whether or not patentable, copyrightable or registered, including all registrations and applications for such rights or renewals or extensions thereof. Where Operator and Contractor decide to jointly develop any intellectual property which may or may not be related to this Contract, Operator and Contractor shall enter into a separate technology collaboration agreement addressing each Party’s obligations with respect to joint development costs, ownership and licensing rights of any registrable item or idea arising out of or invented during the term of that agreement as a direct or indirect result of joint cooperation between Operator and Contractor.

36.	Operator’s Status

Operator enters into this Contract on behalf of itself and its co-venturers, co-lessees and joint owners, if any. The Parties agree that (a) Operator, and only Operator, may enforce any obligation or rights herein contained expressed or implied to be for the benefit of Operator or the co-venturers, co-lessees and joint owners, and Operator and only Operator may commence any action, claim or proceedings against Contractor resulting from, arising out of or in connection with this Contract, (b) only Contractor may commence any action, claim, or proceedings against Operator resulting from, arising out of, or in connection with, this Contract, and, without limiting the foregoing neither Contractor, nor any indemnified party hereunder shall have any rights against any Person (including any of Operator’s co-venturers, co-lessees, or joint owners) other than Operator.

PART VI: FINANCIAL CONDITIONS

37.	Compensation

37.1.

Operator shall pay Contractor pursuant to this Article 37 the applicable Rates for Work hereunder as set forth in SCHEDULE A and in accordance with the other provisions of this Contract. The applicable Rate shall be determined in accordance with the provisions of this Article 37, calculated to the nearest one-half (1/2) hour. Except as otherwise expressly provided in this Contract, Contractor shall earn applicable daily Rates for the entire term of the Contract, which shall apply continuously without interruption for the entire term of the Contract unless the Contract is sooner terminated pursuant to Article 39 hereof.

37.2.

Operating Rate: The Operating Rate will commence as set forth in SCHEDULE A and shall apply continuously thereafter during drilling operations unless another Rate expressly applies as provided herein. Drilling operations (a) shall be deemed to commence once the Contractor’s Equipment has been moved onto the location of the relevant pad, rigged up, with full crews, Operator’s rig acceptance checklist, as set forth in SCHEDULE G, has been completed and is prepared to commence actual drilling operations and (b) shall be deemed to have ceased upon completion of drilling at such pad after the Drilling Rig has been released upon the mast is laid down and tanks cleaned.

37.3.

Standby Rate: The Standby Rate shall apply when rig-based Contractor’s Personnel are on the drilling location (except as otherwise provided below), but Work is not being conducted due to any of the following:

37.3.1.	Delay when Contractor is unable to proceed due to adverse weather conditions;

37.3.2.	Operator has instructed Contractor to stop Work;

37.3.3.	Operator or Operator’s Personnel have caused delay, where Contractor could have spud such Well had it not been so delayed;

37.3.4.

Contractor’s performance is excused due to the occurrence of a Force Majeure Event per Article 40, regardless of whether all rig-based Contractor’s Personnel are on the drilling location, unless otherwise agreed by the Parties in accordance with Article 40.2; or

37.3.5.

Operator’s failure to supply any category 4 items or services set forth in SCHEDULE D, or the failure of any such items or services, resulting in delay of the Work or of Contractor’s Equipment, regardless of whether all rig-based Contractor’s Personnel are on the drilling location.

37.4.	Zero Day Rate: Notwithstanding anything herein to the contrary, Operator shall not pay Contractor day rate, and a zero day rate shall apply (“Zero Day Rate”), for the time:

37.4.1.

in excess of four (4) consecutive hours and in excess of twenty four (24) hours per calendar month during which drilling or other operations hereunder are delayed or suspended as a result of damage to or loss of Contractor’s Equipment;

37.5.	Repair Rate:

37.5.1.	Except as provided in Article 37.5.2 below, the Repair Rate shall apply when Work is suspended due to breakdown or repair of the Drilling Rig (“Repair Time”).

37.5.2.

The Repair Rate will be effective immediately upon the shut down of the Drilling Rig and will continue until Work resumes, up to a maximum of twenty- four (24) total hours per month; provided, however, that the Repair Rate shall not apply if repairs or breakdowns are due to any of the following events:

(i)	A Force Majeure event, for which the Contractor shall be paid the Standby Rate;

(ii)	A breakdown of equipment caused by Operator or Operator’s Personnel, for which the Contractor shall be paid at the Operating Rate;

(iii)	Suspension of the Work during repair to the Contractor Equipment as provided in Article 30 or Article 31 or due to blowout, fire, cratering, or shifting at a drilling location;

(iv)

A shutdown due to routine rig servicing, where routine rig servicing includes but is not limited to cutting and slipping drilling line, servicing the top drive, if any, changing mud pump or expendables, switching pumps, changing the swivel packing, all well control equipment elastomers, and annular element, testing BOP equipment, lubricating the rig and associated equipment, and changing out upper and lower IBOP’s on the top drive, for which Contractor shall be paid the Operating Rate; or

(v)	Breakdown or repairs to rental equipment from Contractor or third parties.

37.5.3.

For purposes of the time limit described in Article 37.5.2, if the actual Repair Time is less than twenty-four (24) hours in a given month, the remaining balance of such twenty-four (24) hour limit shall be accrued and added to the twenty- four (24) hour limit available to Contractor during the next month. These Repair Time allowances shall continue to accrue each month for the term of the Contract such that the limit provided in this Article 37.5.2 shall be automatically adjusted each month to reflect such accrued amount.

37.5.4.

If a necessary repair due solely to breakdown of Contractor’s Drilling Rig Inventory equipment requires Contractor to trip out of open hole to the nearest casing point (or if Operator, in its sole discretion, requires Contractor to trip out of the open hole solely to repair a breakdown of Contractor equipment), trip time to the nearest shoe and back to bottom will be considered as Repair Time. Operator and Contractor agree that the Repair Rate and zero rates payable under this Article 37.5 will not be deemed to change Operator’s liability under Article 45, including, without limitation, liability for loss of the hole as provided in Article 45.

37.6.

Mobilization: Operator shall pay Contractor the Mobilization Fee set forth in SCHEDULE A. If the Mobilization Fee set forth in SCHEDULE A is stated as an amount per day, unless otherwise provided in SCHEDULE A, such Rate shall apply from the time Contractor commences mobilization of the Drilling Rig to the initial location hereunder until the Drilling Rig is rigged up at, or positioned over, the initial location, ready to commence drilling with the rig acceptance checklist completed.

37.7.	Move Rate:

37.7.1.	The Move Rate (Well to Well) shall be applicable during any move between Well locations. Operator shall pay Contractor the applicable Rate set forth in SCHEDULE A.

37.7.2.

In the event there is a delay in a mobilization to or from the Delivery Point, mobilization between Well locations, or during demobilization due to impassable road conditions or Operator’s failure to comply with its obligations described in Article 30.1 and Article 30.2, then Operator shall: (i) pay Contractor the Stand-By Rate from the time Contractor’s transportation is halted due to such conditions until Contractor is able to proceed with such transportation, and (ii) pay Contractor the reasonable amount of any additional costs incurred as a result of such delay, which may be payable to the transporter utilized by Contractor for the performance of the Work.

37.8.

Demobilization: Operator shall pay Contractor the Demobilization Fee set forth in SCHEDULE A; provided, however, that no Demobilization Fee shall be payable if this Contract is terminated due to the total loss or destruction of the Drilling Rig or if another third party operator compensates Contractor for such movement as a mobilization or similar fee pursuant to its contract or agreement with Contractor.

37.9.	Rate Adjustment

37.9.1.

The Rates and payments set forth in this Contract due to Contractor from Operator shall be revised to reflect the change in costs if the costs of any of the items listed in this Article 37.9.1 shall vary by more than three percent (3%), individually or in the aggregate, from the costs thereof on the Effective Date or by the same percent after the date of any revision pursuant to this Article 37.9:

i.	Labor costs, including all benefits, of Contractor’s personnel; ii.Contractor’s cost of insurance premiums;

iii.	If it becomes necessary for Contractor to change the work schedule of Contractor’s Personnel or change the location of its Area of Operations;

iv.	Contractor’s cost of camps or catering, when applicable;

v.	If Operator requires Contractor to increase or decrease the number of Contractor’s Personnel (not subject to three percent (3%) threshold referenced above)

vi.

Contractor’s cost of spare parts and supplies with the understanding that such spare parts and supplies constitute twenty-five percent (25%) of the Operating Rate and that the Parties shall use an applicable index, such as the U.S. Bureau of Labor Statistics Oil Field and Gas Field Drilling Machinery Producer Price Index (Series ID WPU119102), to determine to what extent a price variance has occurred in said spare parts and supplies; and

vii.	If there is a change in Laws, or the interpretation or enforcement thereof, in the Area of Operations or other unforeseen, unusual event that alters Contractor’s financial burden.

37.9.2

If any Rate adjustments are applicable as provided hereinabove, Contractor shall promptly give notice of same to Operator and such adjustments shall thereafter be made by mutual agreement within thirty (30) days of such notice.

37.10.	Reimbursement of Items Furnished by Contractor:

37.10.1.

Operator shall: (i) reimburse Contractor its actual cost for furnishing category 2 and category 3 items of SCHEDULE D, and (ii) furnish, at Operator’s cost (or reimburse Contractor for furnishing, which Contractor shall do only upon mutual agreement), category 4 items of SCHEDULE D. The handling charge, set forth in SCHEDULE A, shall be paid on category 3 items of SCHEDULE D furnished by Contractor. In the event Contractor agrees to furnish any category 4 items or services hereunder, such items or services shall be furnished at a customary and reasonable cost, considering the nature of the item or service, which may include a handling fee, to the extent set forth in SCHEDULE A. If any item furnished by Contractor pursuant to this Article 37.10 is still usable after completion of the Well for which it was furnished or at the end of the term of the Contract, title to such items shall pass to Operator upon payment by Operator of the cost thereof, if any, including any applicable handling fee.

37.11.

Bonus: Contractor and Operator agree that an incentive bonus provision may apply to Work conducted hereunder. For purposes of this Article 37.11, the definition of and parameters for such incentive bonus shall be mutually agreed by Operator and Contractor under a separate written agreement.

38.	Payments

38.1.

Unless otherwise set forth in SCHEDULE A, payment for mobilization, demobilization, drilling and other services performed at applicable Rates and all other applicable charges shall be due upon Contractor’s presentation to Operator of an invoice therefor, upon completion of mobilization, demobilization, rig release or at the end of the month in which such services were performed or other charges incurred, whichever shall first occur.

38.2.

Contractor shall invoice Operator at Operator’s designated address set forth in SCHEDULE A within ten (10) calendar days after the end of each month for the performance of Work rendered during such month. Contractor shall furnish details concerning the description of the Work performed and any further substantiation as Operator may reasonably require. Such amounts due Contractor shall be payable within thirty (30) calendar days following receipt of such invoice by Operator except as set forth in Article 38.2.1 through Article 38.2.3 below. Payments required hereunder shall be made to Contractor’s address and in the currency set forth in SCHEDULE A.

38.2.1.

If Operator disputes an invoice or any item thereof, Operator shall, within fifteen (15) days after receipt of such invoice, notify Contractor in writing of the item disputed, specifying the reason therefor, and payment of the disputed item may be withheld until settlement of the dispute, but timely payment shall be made of any undisputed item.

38.2.2.

Any sums (including amounts ultimately paid with respect to a disputed item) not paid within the above specified days shall bear interest at the rate of one and a half percent (1.5%) or the maximum legal rate, whichever is less, per month from the due date until paid.

38.2.3.

In the event Operator fails to pay in full any undisputed invoice within sixty (60) days after receipt, Contractor shall be entitled to immediately suspend operations hereunder until payment is made in full, including any interest due, or terminate this Contract as specified in Article 39 without liability to Operator.

38.3.

Notwithstanding the foregoing, Operator may, in accordance with Article 42, withhold and pay to the relevant authorities any and all Taxes required to be withheld by the Tax Laws of the Host Country or the Laws of any other country having jurisdiction.

39.	Termination

39.1.

Either Party may immediately terminate this Contract upon written notice to the other Party if the Drilling Rig is deemed an actual, constructive, compromised or arranged total loss and, except for all amounts then due and owing under this Contract prior to such date of termination (including the Mobilization Fee), no further remuneration shall be owed by Operator to Contractor.

39.2.	Operator shall have the right to terminate this Contract upon the unremedied default of Contractor in accordance with this Article 39.2.

39.2.1.	Default shall be defined exclusively as the occurrence of any of the following events:

(i)

If after the Commencement Date, Operator determines that Contractor’s performance of the Work is materially unsatisfactory (as determined in Operator’s reasonable business judgment), including, without limitation, unreasonably slow progress, repeated negligence or insufficiently skilled crew, and Contractor fails to commence and diligently pursue the improvement of such performance of the Work within seven (7) days after receiving written notice from Operator detailing such allegedly material unsatisfactory performance;

(ii)	The occurrence of any termination event specified in Article 17; or

(iii)	If Contractor suffers an Insolvency Event.

39.2.2.	Termination for any of the reasons set forth in this Article 39.2 shall be effective immediately upon Operator giving Contractor written notice of such termination.

39.2.3.

In the event this Contract is terminated pursuant to this Article 39.2, Contractor shall not be entitled to any remuneration or compensation, of any nature, except for all amounts then due and owing under this Contract for Work satisfactorily performed prior to such termination, including the Mobilization Fee and Demobilization Fee.

39.3.

Notwithstanding anything herein to the contrary, Operator shall have the right to terminate this Contract at any time upon thirty (30) days’ written notice (or as provided in Article 40 with respect to a Force Majeure Event), even though there has been no default by Contractor as defined in Article 39.2, and, in such event, Operator shall pay Contractor as follows:

39.3.1.

If this Contract is terminated prior to commencement of mobilization of the Drilling Rig, then Contractor shall receive reimbursement, within thirty (30) days after receipt of Contractor’s invoice, for unreimbursed and unrecovered out-of-pocket expenses incurred by Contractor by reason of this Contract prior to termination; or

39.3.2.

If this Contract is terminated after mobilization of the Drilling Rig has commenced, then Contractor shall receive: (i) the Mobilization Fee and the Demobilization Fee (whether or not mobilization was completed); (ii) all amounts then due and owing under this Contract for Work performed prior to such termination; and (iii) early termination compensation equal to the number of days remaining in the Fixed Minimum Term of the Contract multiplied by the Early Termination Rate specified in Schedule A (the “Early Termination Amount”). The amounts due under this Article 39.3 shall be paid in accordance with Article 37 hereof.

39.4.

Notwithstanding anything herein to the contrary, Contractor shall have the right to terminate this Contract following no less than ten (10) business days’ prior written notice to Operator if Operator has not paid in full any undisputed invoice within the time specified in Article 38.2.3, in which event Contractor shall receive: (i) the Mobilization Fee and the Demobilization Fee (whether or not mobilization was completed); (ii) all amounts then due and owing under this Contract for Work performed prior to such termination; and (iii) the Early Termination Amount. The amounts due under this Article 39.4 shall be paid in accordance with Article 37 hereof.

39.5.

If this Contract is suspended or terminated by either Party, Operator hereby expressly agrees to protect, defend and indemnify Contractor Group from and against any and all claims, demands and causes of action of every kind and character, including all costs of defense, in favor of any member of Operator Group or any other parties arising out of any drilling commitments or obligations contained in any lease, farmout agreement or other agreement that may be affected by such suspension of performance hereunder or such termination of this Contract.

40.	Force Majeure

40.1.

Except as provided in this Article 40 and without prejudice to the risk of loss, release and indemnity obligations and limits of liability under this Contract, each Party shall be excused from complying with the terms of this Contract when and to the extent that such compliance is prevented by a Force Majeure Event. Neither Operator nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with Law. In the event that either Party hereto is rendered unable, wholly or in part, by any Force Majeure Event to carry out its obligation under this Contract, it is agreed that such Party shall give notice and details of the Force Majeure Event in writing to the other Party as promptly as possible after its occurrence. In such cases, the obligations of the Party giving the notice shall be suspended during the continuance of any inability so caused, except that a Force Majeure Event will not excuse or delay the obligation to pay money when due hereunder or to defend and indemnify the other Party as required hereunder.

40.2.

During the continuance of a Force Majeure Event, Operator shall pay Contractor the Force Majeure Rate. Upon request from Operator, Contractor’s Personnel, except for those required for the protection and maintenance of the Drilling Rig, will be removed within twenty-four (24) hours after receipt of written notice. The Party whose performance is impacted by the Force Majeure Event shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

40.3.

In the event that the conditions giving rise to the Force Majeure Event have not been resolved for a period of sixty (60) consecutive days following the written notice given under Article 40.1, (i) either Party may thereafter terminate this Contract upon ten (10) days’ written notice; provided, however, such termination shall not be effective until the Drilling Rig has been fully rigged down, conditions permit the Drilling Rig to be moved off of the Well location and the Drilling Rig has been transported to the Demobilization Point or a mutually agreed location, or (ii) the Parties may mutually agree to continue such suspension under this Article 40 with a reduced crew and agreed upon Rate.

41.	Liens

Contractor agrees to pay all valid claims for labor, material, services and supplies to be furnished by Contractor hereunder and agrees to allow no lien by such third parties to be fixed upon the lease, the Well or other property of Operator or the land upon which said Well is located. Similarly, Operator shall not allow its other contractors, subcontractors and suppliers providing equipment, goods, personnel and services to the Well location to lien or encumber any of the Contractor Equipment.

42.	Taxes

42.1.	Taxes other than Goods and Services Tax

42.1.1.	The Contractor:

42.1.1.1.	must pay all Taxes arising out of or in connection with this Contract that are legally imposed or levied on Contractor; and

42.1.1.2.

indemnifies and holds harmless the Operator Group against any Taxes payable by any member of the Operator Group arising out of or in connection with this Contract to the extent the Tax is legally imposed or levied on Contractor.

42.1.2.	For the avoidance of doubt, the Taxes referred to under Article 42.1.1 include Taxes arising out of or in connection with the Contractor’s Personnel.

42.1.3.

The Contractor agrees that if the Operator is required to make a Withholding Payment from any amount payable to the Contractor, the Operator will pay the Contractor the balance of the amount payable after deduction of the amount of the Withholding Payment. Where any such withholding occurs, Operator shall, within sixty (60) days of such withholding, provide official government receipts or satisfactory verification documentation evidencing payment of the withholding tax to the appropriate Government Authority.

42.1.4.	The Contractor’s liability to pay all Taxes does not include a liability to pay income tax of the Operator.

42.1.5.	The Operator must pay any registration and stamping costs arising out of or in connection with this Contract.

42.2.	Goods and Services Tax

42.2.1.

Any reference in this Article 42.2 to a term defined or used in the GST Law is, unless the context indicates otherwise, a reference to that term as defined or used in the GST Law. In addition, in this Article, “Supplier” means the party that provides the supply to the recipient and includes the representative member of the GST group if the Supplier is a member of a GST group.

42.2.2.

Any amount referred to in this Contract (other than an amount referred to in Article 42.2.6 which is relevant in determining a payment to be made by one of the parties to the other is, unless indicated otherwise, a reference to that amount expressed on a GST exclusive basis.

42.2.3.

If GST is or will be imposed on a taxable supply made under or in connection with this Contract, the Supplier may, to the extent that the consideration otherwise provided for the taxable supply under this Contract is not stated to include an amount in respect of GST on the taxable supply:

42.2.3.1.

increase the consideration otherwise provided for the taxable supply under this Contract by an additional amount on account of GST equal to the consideration in respect of the taxable supply multiplied by the rate of goods and services tax; or

42.2.3.2.	otherwise recover from the recipient that additional amount on account of GST.

42.2.4.

The recipient must pay the additional amount on account of GST under Article 42.2.3 to the Supplier at the same time as the consideration for the taxable supply or part thereof to which it relates is otherwise required to be provided or otherwise on demand, provided that no such amount is payable unless the Supplier has first issued a tax invoice.

42.2.5.

If the GST payable in relation to a taxable supply varies from the additional amount payable by the recipient under Article 42.2.4 such that a refund or credit of GST is obtained or a further amount of GST is payable, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from the recipient and, as appropriate, the Supplier will issue an adjustment note where such variation arises as a result of an adjustment event.

42.2.6.

Any amount of any loss, cost or outgoing to be reimbursed or indemnified is to be reduced by an amount equal to any input tax credit to which the party receiving that payment, or its representative member, is entitled in respect of that loss, cost or outgoing.

43.	Audit

If any payment provided for hereunder is made on the basis of Contractor’s costs, Operator shall have the right, for a period of two (2) years from the date such costs were incurred, to audit Contractor’s books and records relating to such costs. Contractor agrees to maintain such books and records for the same period and to make such books and records available to Operator at any reasonable time or times. Notwithstanding the foregoing, if a Governmental Authority requires that Operator submit such records of Contractor, then the audit period may be extended by mutual agreement, to five (5) years.

PART VII: INSURANCE, LIABILITIES AND INDEMNITIES

44.	Insurance

44.1.

Contractor shall at Contractor’s expense maintain, with an insurance company or companies authorized to do business in the Area of Operations or, with Operator’s prior written approval, through a qualified and licensed self-insurance program, insurance coverages of the kind and in the amounts set forth in SCHEDULE E and Attachment (1) to SCHEDULE E, insuring the risks, liabilities and indemnity obligations specifically assumed by Contractor herein, including, but not limited to, Article 45 of this Contract. Contractor’s insurance obligations hereunder may be satisfied by a combination of primary and excess/umbrella policies. Contractor shall procure from the company or companies writing said insurance a certificate, or certificates, confirming that said insurance is in full force and effect, and Contractor will provide Operator with a Certificate of Insurance evidencing the foregoing coverages prior to the commencement of Mobilization. Contractor shall give Operator ten (10) days prior written notice of cancellation of or a material change in said insurance. For the risks, liabilities and indemnity obligations assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator Group. With the exception of workers’ compensation/employer’s liability insurance coverage, Contractor shall cause its underwriters to include Operator Group as additional insureds but only to the extent of the risks, liabilities and indemnification obligations assumed by Contractor herein. Operator’s policies must include a cross liability endorsement that the policy must operate in the same manner as if there was a separate policy of insurance covering each party insured and a failure by any insured party to observe and fulfil the terms and conditions will not affect any other party.

44.2.

Operator shall at Operator’s expense maintain, with an insurance company or companies authorized to do business in the Area of Operations, insurance coverages of the kind and in the amounts set forth in SCHEDULE E, insuring the risks, liabilities and indemnity obligations specifically assumed by Operator herein, including, but not limited to, Article 45 of this Contract. Operator’s insurance obligations hereunder may be satisfied by a combination of primary and excess/umbrella policies. Operator shall procure from the company or companies writing said insurance a certificate, or certificates, confirming that said insurance is in full force and effect, and Operator will provide Contractor with a Certificate of Insurance evidencing the foregoing coverages prior to the commencement of Mobilization. Operator shall give Contractor ten (10) days’ prior written notice of cancellation of or a material change in said insurance. For the risks, liabilities and indemnity obligations assumed hereunder by Operator, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Contractor Group. With the exception of workers’ compensation/employer’s liability insurance coverage, Operator shall cause its underwriters to include Contractor Group as additional insureds but only to the extent of the risks, liabilities and indemnification obligations assumed by Operator herein.

44.3.

The indemnifying party’s liability insurance shall be primary to the extent of the releases, indemnification obligations and assumptions of liability of the indemnifying party under this Contract. Operator agrees that Operator Group shall not be entitled to assert a claim against Contractor’s insurance with respect to risks and liabilities assumed by Operator or as to which Operator has agreed to indemnify Contractor under the Contract. Contractor agrees that Contractor Group shall not be entitled to assert a claim against Operator’s insurance with respect to risks and liabilities assumed by Contractor or as to which Contractor has agreed to indemnify Operator under the Contract.

44.4.

Notwithstanding any other provisions of this Contract to the contrary, the Parties hereby acknowledge and agree that the insurance and indemnity obligations are separate and distinct duties under this Contract. Except as may be mandated by applicable Law, the indemnity obligations contained in this Contract shall not be limited by the insurance requirements of this Article 44 and SCHEDULE E.

45.	Liabilities and Indemnities

45.1.

Contractor’s Surface Equipment: Contractor shall assume liability at all times for loss of, damage to or destruction of Contractor Group’s and its subcontractors’ surface equipment and other Contractor’s Equipment at or above the rotary table, regardless of when or how such loss, damage or destruction occurs, and Contractor shall release Operator Group of any liability for any such loss, damage or destruction, except loss, damage or destruction under the provisions of Article 30, Article 31 or Article 45.3.

45.2.

Contractor’s In-Hole Equipment: Notwithstanding the provisions of Article 45.8, Operator shall assume liability at all times for loss of, damage to or destruction of Contractor’s and its subcontractors’ in-hole equipment, including, but not limited to, drill pipe, drill collars, and tool joints (including hardbanding), and Operator shall reimburse Contractor for the value of any such loss or damage; the value to be determined by agreement between Contractor and Operator as current repair costs or 100% of current new replacement cost of such equipment delivered to the Well location. Notwithstanding the foregoing, however, Contractor shall be liable for such loss, damage or destruction to the extent that such loss, damage or destruction is caused primarily due to the gross negligence or willful misconduct of any member of the Contractor Group.

45.3.

Contractor’s and Its Subcontractors’ Equipment—Environmental Loss or Damage: Notwithstanding the provisions of Article 45.1 and Article 45.8, Operator shall assume liability at all times for loss of, damage to or destruction of, including corrosion and contamination, Contractor’s and its subcontractors’ equipment resulting from the presence of H2S, CO2 or other corrosive, destructive or abrasive elements introduced into the drilling fluid (including elements introduced from the hole). Operator shall pay the cost of repairing and/or decontaminating damaged equipment if repairable. In the case where such equipment is so lost, destroyed, damaged or contaminated beyond repair, Operator shall reimburse Contractor an amount equal to 100% of current new replacement cost of such equipment delivered to the Well location. In addition, notwithstanding the provisions of Article 37.5 of this Contract, the Standby Rate shall apply with respect to any downtime that may occur or result from such damage, including decontamination operations.

45.4.

Operator’s Equipment: Operator shall assume liability at all times for loss of, damage to or destruction of Operator Group’s and its other contractors’ and invitees’ equipment, including, but not limited to, casing, tubing, and well head equipment, regardless of when or how such loss, damage or destruction occurs, and Operator shall release Contractor Group of any liability for any such loss, damage or destruction and shall protect, defend and indemnify Contractor Group from and against any and all claims, liability and expense relating to such loss, damage or destruction.

45.5.

The Hole: In the event the hole should be lost or damaged, Operator shall be solely responsible for such damage to or loss of the hole, including the casing therein. Operator shall release Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier of any liability for damage to or loss of the hole, and shall protect, defend and indemnify Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier from and against any and all claims, liability, and expense relating to such damage to or loss of the hole. Notwithstanding the foregoing, however, if such loss or damage to the hole is caused primarily due to the gross negligence of any member of the Contractor Group, Contractor shall be liable for such loss or damage but Contractor’s liability to Operator hereunder shall be limited to re-drilling, at Operator’s request, the lost hole to the original depth at which it was lost, or repairing, at Operator’s request, the damage at Redrill Rate as specified in SCHEDULE A, such Redrill Rate not to exceed thirty (30) days, after which the Operating Rate shall apply. “Re-drilling” as used in this paragraph shall not include anything other than Contractor’s obligations in this Contract.

45.6.

Underground Damage: Operator shall release Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier of any liability for, and shall protect, defend and indemnify Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier from and against any and all claims, liability, and expense resulting from operations under this Contract on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any property, equipment, structure, formation, strata, or reservoir beneath the surface of the earth.

45.7.

Materials Furnished by Operator Group or its other contractors: Except as provided in Article 45.1 and Article 45.8, Contractor Group shall not be liable for any loss or damage resulting from the use of, or failure to use, machinery, equipment, tools, materials, supplies or instruments furnished by Operator Group or Operator Personnel, and Operator shall release Contractor Group from, and shall protect, defend and indemnify Contractor Group from and against any and all claims, liability, and expense arising in connection with the use of, or failure to use, machinery, equipment, tools, materials, supplies or instruments furnished by Operator Group or its other contractors.

45.8.

Contractor’s Indemnification of Operator: Contractor shall release Operator Group of any liability for, and shall protect, defend, indemnify and hold harmless Operator Group from and against all claims, demands, and causes of action of every kind and character on account of (i) bodily injury, illness or death of Contractor’s Personnel or damage to their or Contractor Group’s property, or (ii) any fines, penalties or charges imposed, levied or incurred by reason of the failure of Contractor, its sub-contractors or Contractor Personnel to comply with any applicable Laws. Contractor’s indemnity under this Article 45.8 shall be without regard to and without any right to contribution from any insurance maintained by Operator pursuant to Article 44.

45.9.

Operator’s Indemnification of Contractor: Operator shall release Contractor Group of any liability for, and shall protect, defend, indemnify and hold harmless Contractor Group from and against all claims, demands, and causes of action of every kind and character, on account of bodily injury, illness or death of Operator’s Personnel or damage to their or Operator Group’s property, or (ii) any fines, penalties or charges imposed, levied or incurred by reason of the failure of Operator, its contractors (excluding Contractor) or Operator Personnel to comply with any applicable Laws. Operator’s indemnity under this Article 45.9 shall be without regard to and without any right to contribution from any insurance maintained by Contractor pursuant to Article 44.

45.10.

Cost of Control and Debris Removal: Operator shall assume all responsibility and liability for and shall release, protect, defend and indemnify Contractor Group and each of its equipment manufacturers, suppliers, contractors and subcontractors of any tier for:

45.10.1.	the cost of regaining control of any wild well;

45.10.2.	the cost of removal of debris, including Contractor’s rig and related equipment, and property remediation and restoration; and

45.10.3.	all claims, demands and causes of action arising directly or indirectly from the wild well.

45.11.

Pollution or Contamination: Notwithstanding anything to the contrary contained in this Contract, except the provisions of Articles 31, 45.8, 45.9 and 47, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution or contamination shall be as follows:

45.11.1.

Contractor shall assume all responsibility and liability for, including control and removal of, and shall release, protect, defend and indemnify Operator Group from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination that originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge and garbage, except unavoidable pollution of or from reserve pits, wholly in Contractor Group’s or Contractor’s Personnel’s possession and control and directly associated with Contractor’s Equipment and facilities.

45.11.2.

Operator shall assume all responsibility and liability for, including control and removal of, and shall release, protect, defend and indemnify Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all pollution or contamination other than that described in Article 45.11.1 above, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any flow of oil, gas, water or other substance, or the use or disposition of drilling and completion fluids (including oil emulsion, oil base or chemically treated fluids), contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids.

45.12.

Hydraulic Fracturing and Related Operations: Notwithstanding anything to the contrary in this Contract, Operator shall release Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier, of any liability for, and shall protect, defend and indemnify Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier, from and against all claims, demands, and causes of action of every kind and character, on account of any loss or damage that results from hydraulic fracturing or similar operations conducted on any well drilled under this Contract, including, without limitation, bodily injury, death, damage to, loss, destruction or impairment of any property right or water rights, whether above or beneath the surface of the earth, and pollution, degradation or reduction in or to fresh groundwater resources.

45.13.

Third Party: Except as otherwise expressly provided in this Contract, Operator and Contractor shall respectively bear, to the extent that they are each liable in accordance with the applicable laws of negligence, the liabilities which they incur as a result of bodily injury and/or property damage caused to third parties as a direct result of the performance of this Contract.

45.14.

Indemnity Obligation: Except as otherwise expressly limited in this Contract, it is the intent of Parties hereto that all releases, indemnity obligations and/or liabilities assumed by such Parties under terms of this Contract, including, without limitation, Articles 28.3, 31, 39.4, 45 and 47 hereof, shall apply to all applicable claims, demands, causes of action, damages, fines, penalties, judgments and awards of any kind or character arising in connection herewith, and without regard to the cause or causes thereof, including but not limited to pre-existing conditions, defect or ruin of premises or equipment, strict liability, regulatory or statutory liability, products liability, breach of representation or warranty (express or implied), breach of duty (whether statutory, contractual or otherwise), any theory of tort, breach of contract, fault, negligence of any degree or character (regardless of whether such negligence is sole, joint or concurrent, active, or passive) of any Party or Parties, including the Party seeking the benefit of the release, indemnity or assumption of liability, or any other theory of legal liability. Except as expressly provided herein, all releases, indemnity obligations, and assumptions of liability shall include the duty to defend (including payment of reasonable attorneys’ fees and costs of litigation). The indemnities, releases and assumptions of liability extended by Contractor under the provisions of Articles 45 and 47 shall inure to the benefit of each of the members of Operator Group.

The indemnities, releases and assumptions of liability extended by Operator under the provisions of Articles 28.3, 31, 39.4, 45 and 47 shall inure to the benefit of each of the members of Contractor Group and, where specified in Article 45, Contractor’s equipment manufacturers, suppliers, contractors and subcontractors of every tier. Except as otherwise provided herein, such indemnification and assumptions of liability shall not be deemed to create any rights to indemnification in any person or entity not a party to this Contract, either as a third-party beneficiary or by reason of any agreement of indemnity between one of the parties hereto and another person or entity not a party to this Contract. THE CONTRACTUAL LIABILITIES AND INDEMNITIES SET FORTH IN THIS CONTRACT, AND THE RELEASES GRANTED HEREBY, ARE INTENDED BY THE PARTIES TO BE ENFORCEABLE AGAINST THE PARTIES RESPECTIVELY IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT THE CONTRACTUALLY ASSUMED LIABILITIES, INDEMNITIES AND RELEASES BECAUSE OF NEGLIGENT ACTS OR OMISSIONS (WHETHER SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE), BREACH OF DUTY (STATUTORY OR OTHERWISE), STRICT LIABILITY, VIOLATION OF LAW, OR OTHER FAULT OF ANY PARTY OR PERSON INDEMNIFIED HEREUNDER. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT, THE PRECEDING SENTENCE AND THIS ARTICLE 45.12 COMPLY WITH THE EXPRESS NEGLIGENCE RULE AND ARE “CONSPICUOUS.”

46.	Termination of Location Liability

When Contractor has concluded Work at the location, Operator shall thereafter be liable for damage to property, personal injury or death of any person that occurs as a result of conditions of the location and Contractor shall be relieved of such liability; provided, however, if Contractor shall subsequently reenter upon the location for any reason, including removal of the Drilling Rig, any provision of the Contract relating to such reentry activity shall become applicable during such period.

47.	Consequential Damages

Without prejudice to Article 39 and the provisions of this Contract regarding risk of loss, release and indemnity, each Party shall at all times be responsible for and release, protect, defend and indemnify the other Party from and against its own special, indirect or consequential damages, and the Parties agree that special, indirect or consequential damages shall be deemed to include (whether special, indirect or consequential under applicable Law), without limitation, the following: loss of profit or revenue (excluding, however, Contractor’s profit or revenue under this Contract); costs and expenses resulting from business interruptions including cost of overheads incurred during such interruptions; loss of or delay in production; loss of or damage to the leasehold; loss of or delay in drilling or operating rights; cost of or loss of use of property, equipment, materials and services, including without limitation those provided by contractors or subcontractors of every tier. Operator shall at all times be responsible for and release, protect, defend and indemnify Contractor Group and each of their equipment manufacturers, suppliers, contractors and subcontractors of any tier from and against all claims, demands and causes of action of every kind and character in connection with such special, indirect or consequential damages suffered by any member of Operator Group.

PART VIII: GENERAL CONDITIONS

48.	Continuing Obligations

Notwithstanding the termination of this Contract, the Parties shall continue to be bound by the provisions of this Contract that reasonably require some action or forbearance after such termination, including the indemnification and related provisions of Article 45.

49.	Notices

Notices, reports and other communications required or permitted by this Contract to be given or sent by one Party to the other shall be delivered by hand, mailed, digitally transmitted or telecopied to the address specified in SCHEDULE A. Either Party may change its address by notice to the other Party in accordance with this Article 49. Notices, reports and other communications shall be effective upon receipt (except for digital transmissions sent after the normal business hours of the recipient, which shall be effective upon the next business day).

50.	Interpretation

For purposes of this Contract, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Contract as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, schedules, and exhibits mean the articles of, sections of, and schedules and exhibits attached to this Contract; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Contract shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Contract to the same extent as if they were set forth verbatim herein. Whenever the masculine is used in this Contract, the same shall include the feminine, and whenever the feminine is used herein, the same shall include the masculine, where appropriate. Whenever the singular is used in this Contract, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

51.	Headings

The headings and captions set forth in this Contract are solely for convenience of the Parties and shall not be construed to confine, limit or describe the scope of this Contract or the intent or definition of any provision hereof.

52.	Severability

If any portion of this Contract is determined to be illegal, invalid or unenforceable, for any reason, then, insofar as is practical and feasible, the remaining portions of this Contract shall be deemed to be in full force and effect as if such invalid portions were not contained herein.

53.	Entire Contract

Except as expressly set forth in that certain letter agreement between the Parties dated as of September 9, 2022 (the “Side Letter”), this Contract constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Contract and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Contract and the related Exhibits and Schedules (other than an exception expressly set forth as such in such exhibits and schedules), the statements in the body of this Contract shall control. The Parties have not relied on any statement, representation, warranty or agreement of the other Party or of any other person on such Party’s behalf, including any representations, warranties or agreements arising from statute or otherwise in law, except for the representations, warranties or agreements expressly contained in this Contract.

54.	Amendment and Modification

This Contract may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

55.	Waiver

The waiver by either Party of a breach or default by the other Party of any provision of this Contract shall not be construed as a waiver of any succeeding breach of the same or other provisions, nor shall any delay or failure on the part of other Party to exercise or avail itself of any right, power, or privilege that it has, or may have hereunder, operate as a waiver of any such breach or default.

56.	Assignment and Subcontracting

Neither Party may assign this Contract without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other Party; provided, however, either Party may assign its interest in this Contract to an Affiliated Company without requiring the consent of the other. Any assignment made without such consent shall be void. In the event a Party consents to of such assignment, the assigning Party shall remain liable to the other Party as a guarantor of the performance by the assignee of the terms of this Contract. If any assignment is made that materially alters Contractor’s financial burden, Contractor’s compensation shall be adjusted to give effect to any increase or decrease in Contractor’s operating costs.

57.	Successors and Assigns

This Contract is binding upon and inures to the benefit of each Party and its respective successors and permitted assigns.

58.	Third-Party Beneficiaries

This Contract is for the sole benefit of, and is enforceable only by, the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, except as expressly provided in Article 45 with respect to Operator Group and Contractor Group, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Contract.

59.	Time is of the Essence

Time is of the essence with respect to the performance by the Parties of their respective obligations hereunder.

60.	Days

60.1.

Any reference to “day” or “days” means a calendar day, and any reference to a business day means any day except Saturday, Sunday or any other day on which commercial banks located in Sydney or Darwin, Australia, or Houston, Texas, United States of America, are authorized or required by law to be closed for business.

60.2.	If any date on which a Party is required to make a payment pursuant to the terms hereof is not a business day, then such Party may make such payment on the next succeeding business day.

61.	Publicity

Neither Party shall make any reference to the other Party in any press release, public statement, advertising or publication without the other Party’s prior written consent, except as required by Law or court order.

62.	Governing Law and Arbitration

62.1.

The Parties hereto agree that the construction, interpretation and performance of this Contract and all matters and special proceedings related thereto, including any arbitration proceedings under Article 62.3 and Article 62.4, shall be governed in accordance with and pursuant to the laws of the State of Texas, United States of America, excluding any laws, opinions, or regulations that would require application of the laws of any other jurisdiction.

62.2.

Notwithstanding any provision in this Contract to the contrary, the Parties agree that the failure by one Party, solely on account of conflict of laws, to comply with applicable Laws directly affecting the Work or performance of such Party’s obligations under this Contract shall not constitute a breach of this Contract. Notwithstanding any provision in this Contract to the contrary, each Party agrees that the other Party, in undertaking the Work or performing any of its obligations under this Contract, shall not be obligated to engage in any act or omission to act that is prohibited by or penalized under any laws, rules or regulations applicable to such Party or its Affiliated Companies.

62.3.

The Parties irrevocably agree that any dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity thereof, shall be submitted to the exclusive jurisdiction of, and shall be settled by final and binding arbitration in accordance with the UNCITRAL Arbitration Rules, to which the Parties hereby submit themselves, except that either Party may bring legal proceedings in any applicable court to enforce its rights with respect to its technological and intellectual property. The arbitration shall be heard and determined by one (1) arbitrator selected by agreement of Operator and Contractor. Should the Parties be unable to agree on an arbitrator within thirty (30) days of the date of first written notice of the dispute, the arbitrator shall be appointed by the American Arbitration Association from a list of candidates submitted by Operator and Contractor. Any arbitrator appointed must have knowledge of oil and gas drilling operations. The English language shall be used in the arbitral proceedings.

62.4.

The arbitrator shall not be empowered to act or decide as an amiable compositor or ex aequo et bono or according to equitable, as opposed to legal, principles. The place of the arbitration shall be Sydney, NSW, Australia Any monetary award shall be deemed to be an award of the United States and shall be payable in U.S. dollars without tax or deduction. The award shall include interest from the date of breach or other violation of this Contract until the date upon which the award is paid in full. The interest rate on such award shall be the Secured Overnight Financing Rate announced by the Federal Reserve Bank in New York, United States, or the maximum rate applicable by law, whichever is lower. The Parties hereby waive their right to any form of recourse against an award to any court or other competent authority, insofar as such waiver can validly be made under the applicable Law; provided, however, the prevailing Party in arbitration shall have the right to petition any of such courts for the enforcement of any arbitration award.

63.	Counterparts

This Contract may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Contract delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Contract.

PART IX: SPECIAL CONDITIONS

64.	Rig Inventory

Unless otherwise agreed in writing, Operator will reimburse Contractor for any changes or modifications to the Drilling Rig inventory and any additional equipment (other than provided in SCHEDULE C) if required or requested by Operator.

65.	Hematite Mud

If Hematite Mud is requested by Operator, Operator shall pay an additional $ *** per day for use of Hematite Mud, if required.

66.	Variable Bore Rams

Variable Bore Rams to be addressed in SCHEDULE C or pursuant to mutual agreement by the Parties.

67.	Other Technology Services

67.1. During the Term of this Contract, upon request by Operator and acceptance by Contractor, Contractor shall make available certain performance enhancement services, subject to mutual agreement of the terms and conditions relating thereto by the Parties.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have each caused this Contract to be executed by its officer, thereunto duly authorized, to be effective on the day and year set forth hereinabove.

OPERATOR		CONTRACTOR

Sweetpea Petroleum Pty Ltd		Helmerich & Payne International Holdings, LLC
ACN 074 750 879 in accordance with s127(1) of the Corporations Act (2001) (Cth)

By	/s/ Joel Riddle	By	/s/ John Bell
	Joel Riddle		John Bell
Title	Director	Title:	SVP Intl and Offshore Operations

By	/s/ Jo Morbey
Title	Company Secretary (strike out as applicable)